EXHIBIT 4.1

SHAREOWNER RIGHTS PLAN AGREEMENT
COTT CORPORATION
(the “Company” )
— and —
COMPUTERSHARE INVESTOR SERVICES INC.
(the “Rights Agent”)
Goodmans LLP
April 25, 2007

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.1	Certain Definitions	1
1.2	Currency	11
1.3	Headings	11
1.4	Acting Jointly and in Concert	11
1.5	Number and Gender	11
1.6	Statutory References	11
ARTICLE 2 - THE RIGHTS		11
2.1	Issuance and Evidence of Rights	11
2.2	Initial Exercise Price; Exercise of Rights; Detachment of Rights	12
2.3	Adjustments to Exercise Price; Number of Rights	15
2.4	Date on Which Exercise is Effective	19
2.5	Execution, Authentication, Delivery and Dating of Rights Certificates	19
2.6	Registration, Transfer and Exchange	19
2.7	Mutilated, Destroyed, Lost and Stolen Rights Certificates	20
2.8	Persons Deemed Owners	21
2.9	Delivery and Cancellation of Certificates	21
2.10	Agreement of Rights Holders	21
2.11	Rights Certificate Holder not Deemed a Shareowner	22
ARTICLE 3 - ADJUSTMENTS TO THE RIGHTS		22
3.1	Flip-In Event	22
3.2	Fiduciary Duties of the Board of Directors	23
ARTICLE 4 - THE RIGHTS AGENT		24
4.1	General	24
4.2	Merger or Amalgamation or Change of Name of Rights Agent	24
4.3	Duties of Rights Agent	25
4.4	Change of Rights Agent	27
ARTICLE 5 - MISCELLANEOUS		27
5.1	Redemption and Waiver	27
5.2	Expiration	29
5.3	Issuance of New Rights Certificates	29
5.4	Supplements and Amendments	29
5.5	Fractional Rights and Fractional Common Shares	29
5.6	Rights of Action	30
5.7	Regulatory Approvals	30
5.8	Notice of Proposed Actions	30
5.9	Notices	31
5.10	Declaration as to Non-Canadian Holders	31
5.11	Costs of Enforcement	32
5.12	Successors	32
5.13	Benefits of this Agreement	32
5.14	Governing Law	32
5.15	Severability	32
5.16	Effective Date and Expiration Time	33
5.17	Determination and Actions by the Board of Directors	33
5.18	Time of the Essence	33
5.19	Execution In Counterparts	33

SHAREOWNER RIGHTS PLAN AGREEMENT
          MEMORANDUM OF AGREEMENT, dated as of April 25, 2007, between Cott Corporation, a company incorporated under the laws of Canada (the “Company”) and Computershare Investor Services Inc., a corporation incorporated under the laws of Canada (the “Rights Agent”, which term shall include any successor Rights Agent hereunder);
          WHEREAS in order to maximize shareowner value, the board of directors of the Company has determined that it is advisable for the Company to adopt a shareowner rights plan respecting the Company (the “Rights Plan”);
          AND WHEREAS in order to implement the Rights Plan, the board of directors of the Company has:
(a)	authorized effective as at the Effective Time (as hereinafter defined) on the Effective Date (as hereinafter defined) the issuance of one Right (as hereinafter defined) in respect of each Common Share (as hereinafter defined) outstanding at the Record Time (as hereinafter defined), and

(b)	authorized the issuance of one Right in respect of each Common Share issued after the Record Time and prior to the earlier of the Separation Time (as hereinafter defined) and the Expiration Time (as hereinafter defined);
          AND WHEREAS each Right entitles the holder thereof, after the Separation Time, to purchase securities of the Company pursuant to the terms and subject to the conditions set forth herein;
          AND WHEREAS the Company desires to appoint the Rights Agent to act on behalf of the Company and the holders of Rights, and the Rights Agent is willing to so act, in connection with the issuance, transfer, exchange and replacement of Rights Certificates (as hereinafter defined), the exercise of Rights and other matters referred to herein;
          NOW THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein, the parties hereby agree as follows:
ARTICLE 1 — INTERPRETATION
1.1 Certain Definitions
          For purposes of this Agreement, the following terms have the meanings indicated:
(a)	“Acquiring Person” shall mean any Person who is the Beneficial Owner of 20% or more of the outstanding Common Shares; provided, however, that the term “Acquiring Person” shall not include:
(i)	the Company or any Subsidiary of the Company;

(ii)	any Person who becomes the Beneficial Owner of 20% or more of the outstanding Common Shares as a result of one or any combination of (A) a Common Share Reduction; (B) a Permitted Bid Acquisition; (C) an Exempt

Acquisition; or (D) a Permissible Acquisition; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the outstanding Common Shares by reason of one or any combination of a Common Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Permissible Acquisition and such Person’s Beneficial Ownership of Common Shares thereafter increases by more than 1% of the number of Common Shares outstanding (other than pursuant to one or any combination of a Common Share Reduction, a Permitted Bid Acquisition, an Exempt Acquisition or a Permissible Acquisition), then as of the date such Person becomes the Beneficial Owner of such additional Common Shares, such Person shall become an “Acquiring Person”; or
(iii)	an underwriter or a member of a banking or selling group that becomes the Beneficial Owner of 20% or more of the Common Shares in connection with a distribution of securities pursuant to an underwriting agreement with the Company;
(b)	“Affiliate” when used to indicate a relationship with a Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person;

(c)	“Agreement” shall mean this shareowner rights plan agreement dated as of April 25, 2007, between the Company and the Rights Agent, as amended or supplemented from time to time; “hereof”, “herein”, “hereto” and similar expressions mean and refer to this Agreement as a whole and not to any particular part of this Agreement;

(d)	“Associate” when used to indicate a relationship with a specified Person, means (a) any corporation of which such Person Beneficially Owns, directly or indirectly, voting securities carrying more than 10% of the voting rights attached to all voting securities of such corporation for the time being outstanding, (b) any partner of that Person, (c) any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, (d) any Person to whom such specified Person is married, (e) any Person with whom such specified Person is living in a conjugal relationship outside marriage, or (f) any relative of such specified Person or of a Person mentioned in Clauses (d) or (e) of this definition if that relative has the same residence as such specified Person;

(e)	A Person shall be deemed the “Beneficial Owner” of, and to have “Beneficial Ownership” of, and to “Beneficially Own”:
(i)	any securities of which such Person or any of such Person’s Affiliates or Associates is the owner at law or in equity, including, for greater certainty, pursuant to section 90 of the Securities Act;

(ii)	any securities which such Person or any of such Person’s Affiliates or Associates has the right to acquire (where such right is exercisable within a period of 60 days, whether or not on condition or the happening of any contingency or the making of any payment) upon the exercise, conversion or exchange of any Convertible Securities or pursuant to any agreement, arrangement, pledge or understanding whether or not in writing (other than (A) the customary agreements with and between underwriters and banking or selling group members with respect to a distribution of securities and (B) pledges of securities in the ordinary course of the pledgee’s business); or
(iii)	any securities which are Beneficially Owned within the meaning of Clauses 1.1(e)(i) and (ii) by any other Person with whom such Person is acting jointly or in concert;
provided, however, that a Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own”, any security:
(iv)	because such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or any of such Person’s Affiliates or Associates or any other person acting jointly or in concert with such Person until the earlier of such deposited or tendered security being (A) accepted unconditionally for payment or exchange and (B) taken up and paid for;

(v)	if (A) the ordinary business of such Person (the “Investment Manager”) includes the management of investment funds for others and the Investment Manager holds such security in the ordinary course of managing such funds for the account of any other Person, including non-discretionary accounts held on behalf of a client by a broker or dealer registered under applicable law, or (B) such Person (the “Trust Company”) is licensed to carry on the business of a trust company under applicable laws and, as such, acts as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent Persons or in relation to other accounts and is acting in the ordinary course of such duties for the estate of such deceased or incompetent Person or for such other accounts or (C) such Person (the “Plan Trustee”) is the administrator or trustee of one or more pension funds or plans (each, a “Plan”) registered under applicable laws or is a Plan and holds such security for the purposes of its activity as such, or (D) such Person is established by statute for purposes that include, and the ordinary business or activity of such Person (the “Statutory Body”) includes, the management of investment funds for employee benefit plans, pension plans, insurance plans (other than plans administered by insurance companies) or various public bodies or (E) such Person is a Crown agent or agency; provided, in any of the above cases, that the Investment Manager, the Trust Company, the Plan Trustee, the Plan, the Statutory Body or the Crown agent or agency, as the case may be, is not making and has not announced a current intention to make a Take-over Bid, other than an Offer to Acquire Common Shares or other securities pursuant to a distribution by the Company or by means of ordinary market transactions (including prearranged trades entered into in the ordinary course of business of such Person) executed through the facilities of a stock exchange or organized over-the-counter market, alone or acting jointly or in concert with any other Person;

(vi)	because such Person is a client of the same Investment Manager as another Person on whose account the Investment Manager holds such security or where such Person is an account of the same Trust Company as another Person on whose account the Trust Company holds such security, or because such Person is a pension fund or plan and has a Plan Trustee who is also a Plan Trustee for another pension fund or plan on whose account the Plan Trustee holds such security;

(vii)	because such Person is (A) a client of an Investment Manager and such security is owned at law or in equity by the Investment Manager, or (B) an account of a Trust Company and such security is owned at law or in equity by the Trust Company, or (C) a pension fund or plan and such security is owned at law or in equity by the Plan Trustee; or

(viii)	because such Person is the registered holder of securities as a result of carrying on the business of or acting as a nominee of a securities depositary agency.
For purposes of this Agreement, the percentage of outstanding Common Shares Beneficially Owned by any Person shall be deemed to be the product determined by the formula:
100 x A/B
Where:
A =	the number of votes for the election of all directors of the Company generally attaching to the Common Shares Beneficially Owned by such Person; and

B =	the number of votes for the election of all directors of the Company generally attaching to all outstanding Common Shares.
For the purposes of the foregoing formula, where any person is deemed to Beneficially Own unissued Common Shares which may be acquired pursuant to Convertible Securities, such Common Shares shall be deemed to be outstanding for the purpose of calculating the percentage of Common Shares Beneficially Owned by such Person in both the numerator and the denominator, but no other unissued Common Shares which may be acquired pursuant to any other outstanding Convertible Securities shall, for the purposes of that calculation, be deemed to be outstanding;
(f)	“Board of Directors” means the board of directors of the Company or any duly constituted and empowered committee thereof;

(g)	“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Toronto, Ontario are authorized or obligated by law to close or a day that is treated as a holiday at the Company’s principal executive office in Toronto, Ontario;

(h)	“Canadian Dollar Equivalent” of any amount which is expressed in U.S. dollars shall mean on any day the Canadian dollar equivalent of such amount determined by reference to the Canadian-U.S. Exchange Rate on such date;

(i)	“Canadian—U.S. Exchange Rate” means, on any date, the inverse of the U.S. Canadian exchange rate quoted by any Canadian chartered bank in effect on such date;

(j)	“close of business” on any given date shall mean the time on such date (or, if such date is not a Business Day, the time on the next succeeding Business Day) at which the office of the transfer agent for the Common Shares in the City of Toronto (or, after the Separation Time, the office in Toronto of the Rights Agent) is closed to the public;

(k)	“Common Shares” means the common shares in the capital of the Company;

(l)	“Common Share Acquisition Date” shall mean the date of a public announcement (which, for purposes of this definition, shall include, without limitation, the filing of a report pursuant to the Securities Act or any other applicable securities laws) by the Company or an Acquiring Person of facts indicating that a Person has become an Acquiring Person;

(m)	“Common Share Acquisition Time” shall mean the close of business on the Common Share Acquisition Date;

(n)	“Common Share Reduction” means an acquisition or redemption by the Company of Common Shares which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares Beneficially Owned by any person to 20% or more of the Common Shares then outstanding;

(o)	“Competing Permitted Bid” shall mean a Take-over Bid that:
(i)	is made after a Permitted Bid has been made and prior to the expiry of the Permitted Bid;

(ii)	satisfies all components of the definition of a Permitted Bid other than the requirements set out in the Clause (ii) of that definition; and

(iii)	contains an irrevocable and unqualified provision that no Common Shares, will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date that is no earlier than the later of (A) the date on which Common Shares may be taken up under the earliest Permitted Bid that preceded the Competing Permitted Bid (determined at the date of making the Take-over Bid and assuming no amendment or variation to the terms and satisfaction of all conditions to the completion of the Permitted Bid) and (B) 35 days following the date of the Take-over Bid;
(p)	“controlled” a Person is “controlled” by another Person or two or more Persons acting jointly or in concert if:
(i)	securities entitled to vote in the election of directors carrying more than 50% of the votes for the election of directors are held, directly or indirectly, by or for the benefit of the other Person or Persons; and

(ii)	the votes carried by such securities are entitled, if exercised, to elect a majority of the board of directors of such Person;
and “controls”, “controlling” and “under common control with” shall be interpreted accordingly;

(q)	“Convertible Securities” shall mean at any time any right to acquire Common Shares or any securities from time to time (other than the Rights) carrying any exercise, conversion or exchange right pursuant to which the holder thereof may acquire Common Shares or other securities carrying any exercise, conversion or exchange right pursuant to which the holder thereof may ultimately acquire Common Shares (in each case, provided such right is then exercisable or exercisable within a period of 60 days from that time and whether or not on condition or the happening of any contingency) including, at the relevant time of determination, any outstanding options for the purchase of, or rights to acquire, Common Shares issued or purchased under the Company’s long-term incentive programs (including, without limitation, the Restated 1986 Common Share Option Plan, as amended, the Performance Share Unit Plan, the Share Appreciation Rights Plan, the Executive Investment Share Purchase Plan and the Restated Executive Investment Share Purchase Plan) which are then exercisable or exercisable within a period of 60 days from that time.

(r)	“Co-Rights Agents” shall have the meaning ascribed thereto in Subsection 4.1(a) hereof;

(s)	“Dividend Reinvestment Plan” means a dividend reinvestment or other plan of the Company made available by the Company to holders of its securities where such plan permits the holder to direct that some or all of:
(i)	dividends paid in respect of any Common Shares of the Company;

(ii)	proceeds of redemption of Common Shares of the Company;

(iii)	interest paid on evidences of indebtedness of the Company; or

(iv)	optional cash payments;
be applied to the purchase from the Company of Common Shares;
(t)	“Effective Date” means April 25, 2007;

(u)	“Effective Time” shall mean 8:01 p.m. (Toronto time) on the Effective Date;

(v)	“Election to Exercise” shall have the meaning ascribed thereto in Subsection 2.2(d) hereof;

(w)	“Exempt Acquisitions” shall mean Common Share acquisitions in respect of which the Board of Directors has waived the application of Section 3.1 hereof pursuant to the provisions of Subsections 5.1(b), 5.1(c) or 5.1(d);

(x)	“Exercise Price” shall mean, as of any date, the price at which a holder may purchase the securities issuable upon exercise of one whole Right which, until adjustment thereof in accordance with the terms hereof, shall be $100.00;

(y)	“Expansion Factor” shall have the meaning ascribed thereto in Subsection 2.3(a) hereof;

(z)	“Expiration Time” shall have the meaning ascribed thereto in Section 5.16;

(aa)	“Flip-In Event” shall mean a transaction in or pursuant to which any Person becomes an Acquiring Person;

(bb)	“holder” shall have the meaning ascribed thereto in Section 2.8 hereof;

(cc)	“Independent Shareowners” means holders of outstanding Common Shares, other than Common Shares Beneficially Owned by (i) any Acquiring Person; (ii) any Offeror other than a Person who at the relevant time is deemed not to Beneficially Own such Common Shares by reason of Clause 1.1(e)(v) hereof; (iii) any Person acting jointly or in concert with such Acquiring Person or Offeror referred to in (ii); (iv) any Associate or Affiliate of such Acquiring Person or Offeror referred to in (ii); and (v) any employee benefit plan, deferred profit sharing plan and any similar plan or trust for the benefit of employees of the Company unless the beneficiaries of the plan or trust direct the manner in which the Common Shares are to be voted or withheld from voting or direct whether the Common Shares are to be tendered to a Take-over Bid;

(dd)	“Market Price” of any securities on any date of determination shall mean the average daily closing prices per Common Share of such securities (determined as described below) on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding such date; the closing price of any securities on any date shall be:
(i)	the closing board lot sale price or, if such price is not available, the average of the closing bid and asked prices, for such security as reported by the principal Canadian stock exchange on which such securities are listed or admitted to trading; or

(ii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange, the last sale price or, if such price is not available, the average of the closing bid and asked prices, for such security as reported by such other securities exchange on which such securities are listed or admitted to trading, or

(iii)	if for any reason none of such prices is available on such day or the securities are not listed or admitted to trading on a Canadian stock exchange or other securities exchange, the last sale price, or if no sale takes place on such day, the average of the high bid and low asked prices for each such security in the over-the-counter market, as quoted by any reporting system then in use, or

(iv)	if on any such date none of such prices is available or the securities are not listed or admitted to trading on a Canadian stock exchange or any other securities exchange or not quoted by any such reporting system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities;
provided, however, that if on any such date none of such prices is available, the closing price of such securities on such date means the fair value per Common Share of such securities on such date as determined in good faith by a nationally or internationally recognized investment dealer or investment banker with respect to the fair value of such securities. The Market Price shall be expressed in Canadian dollars and if initially determined in respect of any day forming part of the 20 consecutive Trading Days in United States dollars, such amount shall be translated into Canadian dollars at the Canadian Dollar Equivalent thereof;
(ee)	“Nominee” shall have the meaning ascribed thereto in Subsection 2.2(c) hereof;

(ff)	“Offer to Acquire” shall include:
(i)	an offer to purchase, or a solicitation of an offer to sell, Common Shares or Convertible Securities, and

(ii)	an acceptance of an offer to sell Common Shares or Convertible Securities, whether or not such offer to sell has been solicited, or any combination thereof, and the Person accepting an offer to sell shall be deemed to be making an Offer to Acquire to the Person that made the offer to sell;
(gg)	“Offeror” shall mean a Person who has announced a current intention to make or who is making or who has made a Take-over Bid;

(hh)	“Offeror’s Securities” shall mean Common Shares Beneficially Owned by an Offeror on the date of the Offer to Acquire;

(ii)	“Permissible Acquisition” shall mean an acquisition by a Person of Common Shares and/or Convertible Securities pursuant to:
(i)	a Dividend Reinvestment Plan;

(ii)	a stock dividend distribution, stock split or other event in respect of securities of the Company of one or more particular class, classes or series pursuant to which such Person becomes the Beneficial Owner of Common Shares on the same pro rata basis as all other holders of securities of the particular class, classes or series;

(iii)	the acquisition or the exercise by the Person of only those rights to purchase Common Shares or Convertible Securities issued to all or substantially all the holders of Common Shares pursuant to a rights offering or pursuant to a prospectus;

(iv)	a distribution by the Corporation of Common Shares or Convertible Securities made pursuant to a prospectus or by way of a private placement or pursuant to a stand-by commitment in connection with an issuance of rights by the Corporation, provided such Person does not thereby acquire a greater percentage of Common Shares or Convertible Securities so offered than the Person’s percentage of Common Shares Beneficially Owned immediately prior to such acquisition; or

(v)	the exercise of any Convertible Securities which were acquired pursuant to any of Clauses (i) through (iv) above.
(jj)	“Permitted Bid” shall mean a Take-over Bid made by way of a take-over bid circular which also complies with the following additional provisions:
(i)	the Take-over Bid is for all Common Shares and is made to all holders of Common Shares on the same terms and for the same consideration;

(ii)	the Take-over Bid contains, and the take up and payment for securities tendered or deposited is subject to, an irrevocable and unqualified provision (the “Take-Up Provision”) that no Common Shares will be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid;

(iii)	the Take-over Bid contains an irrevocable and unqualified provision that all Common Shares may be deposited pursuant to the Take-over Bid at any time prior to the close of business on a date which is not less than 60 days following the date of the Take-over Bid and that all Common Shares deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such date;

(iv)	unless the Take-over Bid is withdrawn, the Take-over Bid contains an irrevocable and unqualified condition that no Common Shares will be taken up or paid for pursuant to the Take-over Bid unless not less than 50% of the then outstanding Common Shares held by Independent Shareowners have been deposited or tendered to the Take-over Bid and not withdrawn at the close of business on a date which is not less than 60 days following the date of the Takeover Bid; and

(v)	the Take-over Bid contains an irrevocable and unqualified provision that, should the condition referred to in Clause (iv) hereof be met, the Offeror shall make a public announcement of such fact and the Take-over Bid will be extended on the same terms for a period of not less than 10 Business Days from the date of such public announcement;
(kk)	“Permitted Bid Acquisition” shall mean an acquisition of Common Shares made pursuant to a Permitted Bid or a Competing Permitted Bid;

(ll)	“Person” shall mean an individual, body corporate, company, partnership, syndicate or other form of unincorporated association, trust, government and its agencies or instrumentalities, entity or group whether or not having legal personality and any of the foregoing acting in any derivative, representative or fiduciary capacity;

(mm)	“Record Date” shall mean the Effective Date;

(nn)	“Record Time” shall mean the Effective Time;

(oo)	“Redemption Price” shall have the meaning ascribed thereto in Subsection 5.1(a) hereof;

(pp)	“Regular Cash Dividend” shall mean cash dividends paid at regular intervals in any fiscal year of the Company to the extent that such cash dividends do not exceed, in the aggregate, one hundred percent (100%) of the aggregate consolidated net income of the Company, before extraordinary items, for its immediately preceding fiscal year.

(qq)	“Right” shall mean a right to purchase one Common Share, subject to adjustment as herein set forth, upon the terms and subject to the conditions set forth in this Agreement;

(rr)	“Rights Certificate” shall have the meaning ascribed thereto and be substantially in the form provided in Subsection 2.2(c) hereof;

(ss)	“Rights Register” shall have the meaning ascribed thereto in Clause 2.6(a) hereof;

(tt)	“Rights Registrar” shall have the meaning ascribed thereto in Clause 2.6(a) hereof;

(uu)	“Securities Act” shall mean the Securities Act (Ontario), as amended, and the rules and regulations thereunder and any comparable or successor laws or regulations thereto;

(vv)	“Separation Time” shall mean:
(i)	the close of business on the tenth Trading Day after the earlier of:
(A)	the Common Share Acquisition Date; and

(B)	(1) the date of the commencement of, or first public announcement of the intent of any Person (other than the Company or any Subsidiary of the Company) to commence, a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid); provided that, in respect of a Take-Over Bid (other than a Permitted Bid or Competing Permitted Bid) that is commenced, or the intent of which is first publicly announced, prior to the Effective Time, the Separation Time shall be the close of business on the third Trading Day after the Effective Date, and (2) two days following the date upon which a Permitted Bid or Competing Permitted Bid ceases to be a Permitted Bid or Competing Permitted Bid, as the case may be; provided, however, that, if any Take-over Bid referred to in this Clause (B) of this definition expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, such Take-over Bid shall be deemed, for the purposes of this definition, never to have been made; and
(ii)	such later date as may be determined by the Board of Directors or any committee of the Board of Directors so designated by the Board of Directors;
(ww)	“Subsidiary” of a Person means any company or other entity controlled by such Person;

(xx)	“Take-over Bid” means an Offer to Acquire Common Shares or Convertible Securities, where the Common Shares subject to the Offer to Acquire, together with the Common Shares underlying the Convertible Securities subject to the Offer to Acquire, together with the Offeror’s Securities, constitute in the aggregate 20% or more of the outstanding Common Shares at the date of the Offer to Acquire;

(yy)	“Termination Time” shall mean the time at which the right to exercise Rights shall terminate pursuant to Section 5.1(h); and

(zz)	“Trading Day” , when used with respect to any securities, shall mean a day on which the principal Canadian securities exchange on which such securities are listed or admitted to trading is open for the transaction of business or, if the securities are not listed or admitted to trading on any Canadian securities exchange, a Business Day.
1.2 Currency
          All sums of money which are referred to in this Agreement are expressed in lawful money of Canada, unless otherwise specified.
1.3 Headings
          The division of this Agreement into articles, sections, clauses and subclauses and the insertion of headings, subheadings and a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.4 Acting Jointly and in Concert
          For the purposes of this Agreement, a Person is acting jointly or in concert with every Person who is a party to an agreement, commitment or understanding, whether formal or informal, with the first Person to acquire or offer to acquire Common Shares or Convertible Securities (other than customary agreements with and between underwriters and banking group or selling group members with respect to a distribution of securities or pursuant to a pledge of securities in the ordinary course of the pledgee’ s business).
1.5 Number and Gender.
          Wherever the context so requires, terms used herein importing the singular number only shall include the plural and vice-versa and words importing only one gender shall include all others.
1.6 Statutory References.
          Unless the context otherwise requires or except as expressly provided herein, any reference herein to a specific part, section, clause or Rule of any statute or regulation shall be deemed to refer to the same as it may be amended, re-enacted or replaced or, if repealed and there shall be no replacement therefore, to the same as it is in effect on the date of this Agreement.
ARTICLE 2 — THE RIGHTS
2.1 Issuance and Evidence of Rights
          One Right in respect of each Common Share outstanding at the Record Time and each Common Share which may be issued after the Record Time and prior to the earlier of the Separation Time and the Expiration Time shall be issued (such issuance to be effective as soon as practicable after the filing of applicable regulatory notices) in accordance with the terms hereof. Notwithstanding the foregoing, one Right in respect of each Common Share issued after the Record Time upon the exercise of rights pursuant to Convertible Securities outstanding at the Common Share Acquisition Date may be issued after the Separation Time but prior to the Expiration Time.

          Certificates representing Common Shares issued after the Record Time but prior to the earlier of the Separation Time and the Expiration Time shall evidence one Right for each Common Share represented thereby and shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
“Until the Separation Time (defined in the Rights Agreement referred to below), this certificate also evidences rights of the holder described in a Shareowner Rights Plan Agreement dated as of April 25, 2007 (the “Rights Agreement” ), as the same may be amended or supplemented from time to time, between Cott Corporation (the “Company” ) and Computershare Investor Services Inc., the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. In certain circumstances set out in the Rights Agreement, the rights may be redeemed, may expire, may become void or may become exercisable and shall thereafter be evidenced by separate certificates and no longer evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge as soon as practicable after the receipt of a written request therefor.”
Certificates representing Common Shares that are issued and outstanding at the Record Time shall evidence one Right for each Common Share evidenced thereby, notwithstanding the absence of the foregoing legend until the earlier of the Separation Time and Expiration Time.
2.2 Initial Exercise Price; Exercise of Rights; Detachment of Rights
(a)	Subject to adjustment as herein set forth, each Right will entitle the holder thereof, after the Separation Time and prior to the Expiration Time, to purchase one Common Share for the Exercise Price.

(b)	Until the Separation Time,
(i)	the Rights shall not be exercisable and no Right may be exercised; and

(ii)	each Right will be evidenced by the certificate for the associated Common Share registered in the name of the holder thereof and will be transferable only together with, and will be transferred by a transfer of, such associated Common Share.
(c)	After the Separation Time and prior to the Expiration Time,
(i)	the Rights shall be exercisable, and

(ii)	the registration and transfer of the Rights shall be separate from and independent of Common Shares.
Promptly following the Separation Time, the Company will prepare and the Rights Agent will mail to each holder of record of Common Shares as of the Separation Time or who subsequently becomes a holder of record of Common Shares upon the exercise of rights attaching to Convertible Securities outstanding at the Common Share Acquisition Date (other than an Acquiring Person and any holder of record of Rights which are Beneficially Owned by such Acquiring Person (a “Nominee” )), at such holder’s address as shown by the records of the Company (the Company hereby agreeing to furnish copies of such records to the Rights Agent for this purpose),
(A)	a Rights Certificate in substantially the form of Exhibit A hereto appropriately completed, representing the number of Rights held by such holder at the Separation Time and having such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law, rule, regulation or judicial or administrative order or with any rule or regulation made pursuant thereto or with any rule or regulation of any self-regulatory organization, stock exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage; and

(B)	a statement describing the Rights.
For greater certainty, a Nominee shall be sent the materials provided for in (A) and (B) in respect of all Common Shares held of record by it which are not Beneficially Owned by an Acquiring Person.
In order for the Company to determine whether any Person is holding Common Shares which are Beneficially Owned by another Person, the Company may require such first mentioned Person to furnish such information and documentation as the Company deems necessary.
(d)	Rights may be exercised in whole or in part on any Business Day after the Separation Time and prior to the Expiration Time by submitting to the Rights Agent, at its principal office in Toronto or any other office of the Rights Agent or Co-Rights Agent in the cities designated from time to time for that purpose by the Company with the approval of the Rights Agent:
(i)	the Rights Certificate evidencing such Rights;

(ii)	an election to exercise such Rights (an “Election to Exercise” ) substantially in the form attached to the Rights Certificate duly completed and executed by the holder or his executors or administrators or other personal representatives or his or their legal attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Rights Agent; and

(iii)	payment by certified cheque, banker’s draft or money order payable to the order of the Company, of a sum equal to the Exercise Price multiplied by the number of Rights being exercised and a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer or delivery of Rights Certificates or the issuance or delivery of certificates for Common Shares in a name other than that of the holder of the Rights being exercised.
(e)	Upon receipt of a Rights Certificate, which is accompanied by (i) a completed Election to Exercise executed in accordance with Clause 2.2(d)(ii) that does not indicate that such Right is null and void as provided by Subsection 3.1(b) and (ii) payment as set forth in

Clause 2.2(d)(iii), the Rights Agent (unless otherwise instructed by the Company in the event that the Company is of the opinion that the Rights cannot be exercised in accordance with this Agreement) will thereupon promptly:
(i)	requisition from the transfer agent for the Common Shares certificates representing the number of Common Shares to be purchased (the Company hereby irrevocably authorizing its transfer agent to comply with all such requisitions);

(ii)	when appropriate, requisition from the Company the amount of cash to be paid in lieu of issuing fractional Common Shares;

(iii)	after receipt of such Common Share certificates, deliver the same to or upon the order of the registered holder of such Rights Certificate, registered in such name or names as may be designated by such holder;

(iv)	when appropriate, after receipt, deliver such payment referred to in Clause 2.2(e)(ii) to or to the order of the registered holder of such Rights Certificate; and

(v)	tender to the Company all payments received on exercise of the Rights.
(f)	In case the holder of any Rights shall exercise less than all the Rights evidenced by such holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised (subject to the provisions of Subsection 5.5(a)) will be issued by the Rights Agent to such holder or to such holder’s duly authorized assigns.

(g)	The Company covenants and agrees that it will:
(i)	take all such action as may be necessary and within its power to ensure that all Common Shares delivered upon the exercise of Rights shall, at the time of delivery of the certificates for such Common Shares (subject to payment of the Exercise Price), be duly and validly authorized and issued as fully paid and non-assessable,

(ii)	take all such action as may be necessary and within its power to ensure compliance with the provisions of Section 3.1 including, without limitation, all such action necessary to comply with the requirements of the Canada Business Corporations Act, the Securities Act and the regulations thereunder as same may be amended, re-enacted or replaced from time to time and any other applicable law, rule or regulation, applicable to the issuance and delivery of the Rights Certificates and the issuance of any securities upon exercise of Rights,

(iii)	use reasonable efforts to cause all securities issued upon the exercise of Rights to be listed upon issuance on the stock exchanges on which the Common Shares were traded immediately prior to the Common Share Acquisition Date,

(iv)	pay when due and payable, if applicable, any and all Canadian and, if applicable, United States, federal, provincial, municipal and state transfer taxes and charges (not including any income or capital taxes of the holder or exercising holder or any liability of the Company to withhold tax) which may be payable in respect of the original issuance or delivery of the Rights Certificates or certificates for Common Shares to be issued upon exercise of any Rights, provided that the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for securities in a name other than that of the holder of the Rights being transferred or exercised,
(v)	cause to be reserved and kept available out of its authorized Common Shares the number of Common Shares that, as provided in this Agreement, will from time to time be sufficient to permit the exercise in full of all outstanding Rights, and

(vi)	after the Separation Time, except as permitted by Section 5.1, not take (or permit any Subsidiary to take) any action if at the time such action is taken it is reasonably foreseeable that such action will diminish substantially or otherwise eliminate the benefits intended to be afforded by the Rights.
2.3 Adjustments to Exercise Price; Number of Rights
          The Exercise Price, the number and kind of securities subject to purchase upon exercise of each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in this Section 2.3.
(a)	In the event the Company shall at any time after the date of this Agreement and prior to the Expiration Time,
(i)	declare or pay a dividend on its Common Shares payable in Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Company) other than pursuant to any Dividend Reinvestment Plan;

(ii)	subdivide or change the outstanding Common Shares into a greater number of Common Shares;

(iii)	combine or change the outstanding Common Shares into a smaller number of Common Shares; or

(iv)	issue any Common Shares (or other securities exchangeable for or convertible into or giving a right to acquire Common Shares or other securities of the Company) in respect of, in lieu of or in exchange for existing Common Shares except as otherwise provided in this Section 2.3, the Exercise Price and the number of Rights outstanding, or, if the payment or effective date therefor shall occur after the Separation Time, the securities purchasable upon exercise of Rights shall be adjusted as of the payment or effective date in respect of such event in the manner set forth below.
If the Exercise Price and number of Rights outstanding are to be adjusted:

(v)	the Exercise Price in effect after such adjustment will be equal to the Exercise Price in effect immediately prior to such adjustment divided by the number of Common Shares (the “Expansion Factor”) that a holder of one Common Share immediately prior to such dividend, subdivision, change, combination or issuance would hold thereafter as a result thereof; and

(vi)	each Right held prior to such adjustment will become that number of Rights equal to the Expansion Factor, and the adjusted number of Rights will be deemed to be distributed among the Common Shares with respect to which the original Rights were associated (if they remain outstanding) and the Common Shares issued in respect of such dividend, subdivision, change, combination or issuance, so that each such Common Share will have exactly one Right associated with it in effect following the payment or effective date of the event referred to in Clause 2.3(a)(i), (ii), (iii) or (iv), as the case may be.
If the securities purchasable upon exercise of Rights are to be adjusted, the securities purchasable upon exercise of each Right after such adjustment will be the securities that a holder of the securities purchasable upon exercise of one Right immediately prior to such dividend, subdivision, change, combination or issuance would hold thereafter as a result thereof. If after the Record Time and prior to the Expiration Time, the Company shall issue any securities of the Company other than Common Shares in a transaction of a type described in Clauses 2.3(a)(i) or (iv), such securities shall be treated herein as nearly equivalent to Common Shares as may be practicable and appropriate under the circumstances and the Company and the Rights Agent agree to amend this Agreement in order to give effect thereto.
(b)	In the event the Company shall at any time after the Record Time and prior to the Separation Time fix a record date for the issuance of rights, options or warrants to all or substantially all holders of Common Shares entitling them (for a period expiring within 45 calendar days after such record date) to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for or carrying a right to purchase Common Shares) at a price per Common Share (or, if a security convertible into or exchangeable for or carrying a right to purchase or subscribe for Common Shares having a conversion, exchange or exercise price, including the price required to be paid to purchase such convertible or exchangeable security or right per Common Share) less than the Market Price per Common Share on such record date, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such record date, plus the number of Common Shares that the aggregate offering price of the total number of Common Shares so to be offered (and/or the aggregate initial conversion, exchange or exercise price of the convertible or exchangeable securities or rights so to be offered, including the price required to be paid to purchase such convertible or exchangeable securities or rights) would purchase at such Market Price per Common Share, and the denominator of which shall be the number of Common Shares outstanding on such record date, plus the number of additional Common Shares to be offered for subscription or purchase (or into which the convertible or exchangeable securities or rights so to be offered are initially convertible, exchangeable or exercisable).

In case such subscription price may be paid by delivery of consideration, part or all of which may be in a form other than cash, the value of such consideration shall be as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of the Rights. Such adjustment shall be made successively whenever such a record date is fixed, and in the event that such rights or warrants are not so issued or if issued, are not exercised prior to the expiration thereof, the Exercise Price shall be readjusted to be the Exercise Price which would then be in effect if such record date had not been fixed, or to the Exercise Price which would be in effect based on the number of Common Shares (or securities convertible into or exchangeable or exercisable for Common Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

For purposes of this Agreement, the granting of the right to purchase Common Shares (whether from treasury or otherwise) pursuant to any Dividend Reinvestment Plan or share compensation arrangement with employees (so long as such right to purchase is in no case evidenced by the delivery of rights or warrants) shall be deemed not to constitute an issue of rights, options or warrants by the Company; provided, however, that, in all such cases, the right to purchase Common Shares is at a price per Common Share of not less than 95% of the current Market Price per Common Share (determined as provided in such plans) of the Common Shares.
(c)	In the event the Company shall at any time after the Record Time and prior to the Separation Time fix a record date for a dividend to all holders of Common Shares of evidences of indebtedness, assets (other than cash and other than a Regular Cash Dividend or a dividend paid in Common Shares on the liquidation of the Company), rights, options or warrants (excluding those referred to in Subsection 2.3(b) hereof), the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Market Price per Common Share on such record date, less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be described in a statement filed with the Rights Agent and shall be binding on the Rights Agent and the holders of Rights), on a per Common Share basis, of the portion of the assets or evidences of indebtedness so to be distributed and the denominator of which shall be such Market Price per Common Share. Such adjustments shall be made successively whenever such a record date is fixed, and in the event that such dividend is not so made, the Exercise Price shall be adjusted to be the Exercise Price which would have been in effect if such record date had not been fixed.

(d)	Notwithstanding anything herein to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent in the Exercise Price; provided, however, that any adjustments which by reason of this Subsection 2.3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 2.3 shall be made to the nearest cent or to the nearest ten-thousandth of a Common Share. Notwithstanding the first sentence of this Subsection 2.3(d)), any adjustment required by this Section 2.3 shall be made no later than the Expiration Date.

(e)	In the event the Company shall at any time after the Record Time and prior to the Separation Time issue any securities of the Company (other than the Common Shares),

or rights, options or warrants to subscribe for or purchase any such securities of the Company, or securities convertible into or exchangeable for any such securities of the Company, in a transaction referred to in Clause 2.3(a)(i) or (iv) above, if the Board of Directors acting in good faith determines that the adjustments contemplated by Subsections 2.3(a), (b) and (c) above in connection with such transaction will not appropriately protect the interests of the holders of Rights, the Board of Directors may determine what other adjustments to the Exercise Price, number of Rights and/or securities purchaseable upon exercise of Rights would be appropriate and, notwithstanding Subsections 2.3(a), (b) and (c) above, such adjustment, rather than the adjustments contemplated by Subsections 2.3(a), (b) and (c) above, shall be made. Subject to Subsection 5.4 and subject to the approval of each stock exchange on which the Common Shares are listed for trading at the relevant time, the Company shall amend this Agreement as appropriate to provide for such adjustments.
(f)	Each Right originally issued by the Company subsequent to any adjustment made to the Exercise Price hereunder shall evidence the right to purchase, at the adjusted Exercise Price, the number of Common Shares purchasable from time to time hereunder upon exercise of a Right immediately prior to such issue, all subject to further adjustment as provided herein.

(g)	Irrespective of any adjustment or change in the Exercise Price or the number of Common Shares issuable upon the exercise of the Rights, the Rights Certificates theretofore and thereafter issued may continue to express the Exercise Price per Common Share and the number of Common Shares which were expressed in the initial Rights Certificates issued hereunder.

(h)	In any case in which this Section 2.3 shall require that any adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the holder of any Right exercised after such record date the number of Common Shares and other securities of the Company, if any, issuable upon such exercise over and above the number of Common Shares and other securities of the Company, if any, issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment; provided, however, that the Company shall deliver to such holder an appropriate instrument evidencing such holder’s right to receive such additional Common Shares (fractional or otherwise) or securities upon the occurrence of the event requiring such adjustment.

(i)	Notwithstanding anything in this Section 2.3 to the contrary, the Company shall be entitled to make such reductions in the Exercise Price, in addition to those adjustments expressly required by this Section 2.3, as and to the extent that in their good faith judgment the Board of Directors shall determine to be advisable in order that any:
(i)	consolidation or subdivision of the Common Shares,

(ii)	issuance (wholly or in part for cash) of Common Shares or securities that by their terms are convertible into or exchangeable for Common Shares,

(iii)	Common Share distributions, or

(iv)	issuance of rights, options or warrants referred to in this Section 2.3,

hereafter made by the Company to holders of its Common Shares, shall not be taxable to such shareholders.
2.4 Date on Which Exercise is Effective
          Each Person in whose name any certificate for Common Shares or other securities, if applicable, is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the Common Shares or other securities, if applicable, represented thereby on, and such certificate shall be dated, the date upon which the Rights Certificate evidencing such Rights was duly surrendered in accordance with Subsection 2.2(d) (together with a duly completed Election to Exercise) and payment of the Exercise Price for such Rights (and any applicable transfer taxes and other governmental charges payable by the exercising holder hereunder) was made; provided, however, that if the date of such surrender and payment is a date upon which the Common Share transfer books of the Company are closed, such Person shall be deemed to have become the holder of record of such Common Shares on, and such certificate shall be dated, the next succeeding Business Day on which the Common Share transfer books of the Company are open.
2.5 Execution, Authentication, Delivery and Dating of Rights Certificates
(a)	The Rights Certificates shall be executed on behalf of the Company by any two officers of the Company. The signature of any of these officers on the Rights Certificates may be manual or facsimile. Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to be officers of the Company either before or after the countersignature and delivery of such Rights Certificates.

(b)	Promptly after the Company learns of the Separation Time, the Company will notify the Rights Agent of such Separation Time and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and the Rights Agent shall countersign (manually or by facsimile signature in a manner satisfactory to the Company) and send such Rights Certificates to the holders of the Rights pursuant to Subsection 2.2(c). No Rights Certificate shall be valid for any purpose until countersigned by the Rights Agent as aforesaid.

(c)	Each Rights Certificate shall be dated the date of countersignature thereof.
2.6 Registration, Transfer and Exchange
(a)	The Company will cause to be kept a register (the “Rights Register”) in which, subject to such reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is hereby appointed registrar for the Rights (the “Rights Registrar”) for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights as herein provided and the Rights Agent hereby accepts such appointment. In the event that the Rights Agent shall cease to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times.
After the Separation Time and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Subsection 2.6(c), the Company will execute, and the Rights Agent will countersign, register and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the Rights Certificates so surrendered.
(b)	All Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and such Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon such registration of transfer or exchange.

(c)	Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder thereof or such holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.6, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.
2.7 Mutilated, Destroyed, Lost and Stolen Rights Certificates
(a)	If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, the Company shall execute and the Rights Agent shall countersign and deliver in exchange therefor a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so surrendered.

(b)	If there shall be delivered to the Company and the Rights Agent prior to the Expiration Time,
(i)	evidence to their reasonable satisfaction of the destruction, loss or theft of any Rights Certificate; and

(ii)	such surety bond as may be reasonably required by them to save each of them and any of their agents harmless, then, in the absence of notice to the Company or the Rights Agent that such Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and, upon the Company’s request, the Rights Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the Rights Certificate so destroyed, lost or stolen.
(c)	As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Rights Agent) connected therewith.

(d)	Every new Rights Certificate issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence the contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Rights duly issued hereunder.
2.8 Persons Deemed Owners
          Prior to due presentation of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby for all purposes whatsoever. As used in this Agreement, unless the context otherwise requires, the term “holder” of any Rights shall mean the registered holder of such Rights (or, prior to the Separation Time, the associated Common Share).
2.9 Delivery and Cancellation of Certificates
          All Rights Certificates surrendered upon exercise or for redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered hereunder which the Company may have acquired in any manner whatsoever, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificate shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.9, except as expressly permitted by this Agreement. The Rights Agent shall, subject to applicable laws, destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Company.
2.10 Agreement of Rights Holders
          Every holder of Rights, by accepting the same, consents and agrees with the Company and the Rights Agent and with every other holder of Rights:
(a)	to be bound by and subject to the provisions of this Agreement, as amended from time to time in accordance with the terms hereof, in respect of all Rights held;

(b)	that prior to the Separation Time, each Right will be transferable only together with, and will be transferred by a transfer of, the associated Common Share certificate representing such Right;

(c)	that after the Separation Time, the Rights Certificates will be transferable only on the Rights Register as provided herein;

(d)	that prior to due presentment of a Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the Person in whose name the Rights Certificate (or, prior to the Separation Time, the associated Common Share certificate) is registered as the absolute owner thereof and of the Rights evidenced thereby (notwithstanding any notations of ownership or writing on such Rights Certificate or the associated Common Share certificate made by anyone other than the Company or the Rights Agent) for all purposes whatsoever, and neither the Company nor the Rights Agent shall be affected by any notice, to the contrary;

(e)	that such holder of Rights has waived his right to receive any fractional Common Shares or other securities upon exercise of a Right (except as provided herein and as may be permitted by the constating documents of the Company);

(f)	that, subject to the provisions of Section 5.4, without the approval of any holder of Rights or Common Shares and upon the sole authority of the Board of Directors, acting in good faith, this Agreement may be supplemented or amended from time to time as provided herein; and

(g)	that notwithstanding anything in this Agreement to the contrary, neither the Company nor the Rights Agent shall have any liability to any holder of a Right or any other Person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, prohibiting or otherwise restraining performance of such obligation.
2.11 Rights Certificate Holder not Deemed a Shareowner
          No holder, as such, of any Rights or Rights Certificate shall be entitled to vote, receive dividends or be deemed for any purpose whatsoever the holder of any Common Share or any other security of the Company which may at any time be issuable on the exercise of the Rights represented thereby, nor shall anything contained herein or in any Rights Certificate be construed or deemed or confer upon the holder of any Rights or Rights Certificate, as such, any of the rights, titles, benefits or privileges of a holder of Common Shares or any other securities of the Company or any right to vote at any meeting of shareowners of the Company whether for the election of directors or otherwise or upon any matter submitted to holders of Common Shares of the Company at any meeting thereof, or to give or withhold consent to any action of the Company, or to receive notice of any meeting or other action affecting any holder of Common Shares or any other securities of the Company except as expressly provided herein, or to receive dividends, dividend or subscription rights, or otherwise, until the Right or Rights evidenced by Rights Certificates shall have been duly exercised in accordance with the terms and provisions hereof.
ARTICLE 3 — ADJUSTMENTS TO THE RIGHTS
3.1 Flip-In Event
(a)	Subject to Subsection 3.1(b) and Section 5.1, in the event that prior to the Expiration Time (including, for greater certainty, any time after the Effective Time) a Flip-In Event shall occur, each Right shall constitute, effective on the close of business on the tenth Trading Day after the Common Share Acquisition Date (or such longer period as may be required to satisfy the requirements of the Securities Act and any comparable legislation of any other applicable jurisdiction), the right to purchase from the Company, upon payment of the Exercise Price and otherwise exercising such Right in accordance with the terms hereof, that number of Common Shares having an aggregate Market Price on the date of such Flip-In Event equal to twice the Exercise Price for an amount in cash equal to the Exercise Price (such Right to be appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that after the occurrence of such Flip-In Event, an event of a type analogous to any of the events described in Section 2.3 shall have occurred).

(b)	Notwithstanding the foregoing or any other provisions of this Agreement, upon the occurrence of any Flip-In Event, any Rights that are Beneficially Owned on or after the earlier of the Separation Time and the Common Share Acquisition Date by:
(i)	an Acquiring Person (or any Affiliate or Associate of an Acquiring Person or any Person acting jointly or in concert with an Acquiring Person or any Affiliate or Associate of an Acquiring Person); or

(ii)	a transferee of Rights, directly or indirectly, from an Acquiring Person (or of any Affiliate or Associate of an Acquiring Person or of any Person acting jointly or in concert with an Acquiring Person or any Associate or Affiliate of an Acquiring Person) in a transfer made after the date hereof, whether or not for consideration, that the Board of Directors acting in good faith have determined is part of a plan, arrangement or scheme of an Acquiring Person (or an Affiliate or Associate of an Acquiring Person or of any Person acting jointly or in concert with an Acquiring Person or an Associate or Affiliate of an Acquiring Person) that has the purpose or effect of avoiding Clause (i) of this Subsection 3.1(b), shall become void, and any holder of such Rights (including transferees) shall thereafter have no right to exercise such Rights under any provision of this Agreement and further shall thereafter not have any other rights whatsoever with respect to such Rights, whether under any provision of this Agreement or otherwise.
(c)	Any Rights Certificate that represents Rights Beneficially Owned by a Person described in Clause 3.1(b)(i) or (ii) or transferred to any nominee of any such Person, and any Rights Certificate issued upon transfer, exchange, replacement or adjustment of any other Rights Certificate referred to in this sentence, shall contain the following legend:
“The Rights represented by this Rights Certificate were Beneficially Owned by a Person who was an Acquiring Person or an Affiliate or an Associate of an Acquiring Person (as such terms are defined in the Shareowner Rights Plan Agreement) or who was acting jointly or in concert with an Acquiring Person or an Affiliate or Associate of an Acquiring Person. This Rights Certificate and the Rights represented hereby are void or shall become void in the circumstances specified in Subsection 3.1(b) of the Shareowner Rights Plan Agreement.”
provided that the Rights Agent shall not be under any responsibility to ascertain the existence of facts that would require the imposition of such legend but shall impose such legend only if instructed to do so by the Company in writing or if a holder fails to certify upon transfer or exchange in the space provided on the Rights Certificate that such holder is not a Person described in such legend.
3.2 Fiduciary Duties of the Board of Directors
          For clarification, it is understood that nothing contained in this Agreement shall be considered to affect the obligations of the Board of Directors to exercise their fiduciary duties. Without limiting the generality of the foregoing, nothing contained herein shall be construed to suggest or imply that the Board of Directors shall not be entitled to recommend that holders of the Common Shares reject or accept any Take-over Bid or take any other action including, without limitation, the commencement, prosecution, defence or settlement of any litigation and the solicitation of additional or alternative Takeover Bids or other proposals to holders of Common Shares that the Board of Directors believes is necessary or appropriate in the exercise of their fiduciary duties.
ARTICLE 4 — THE RIGHTS AGENT
4.1 General
(a)	The Company hereby appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions hereof, and the Rights Agent hereby accepts such appointment. The Company may from time to time appoint such co-Rights Agents (“Co-Rights Agents”) as it may deem necessary or desirable, subject to the approval of the Rights Agent. In the event the Company appoints one or more Co-Rights Agents, the respective duties of the Rights Agent and Co-Rights Agents shall be as the Company may determine with the approval of the Rights Agent and the Co-Rights Agent. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder (including the fees and disbursements of any expert or advisor retained by the Rights Agent with the approval of the Company). The Company also agrees to indemnify the Rights Agent and its officers, employees, agents and directors for and to hold them harmless against any loss, liability, cost, claim, action, damage, suit or expense incurred without negligence, bad faith or wilful misconduct on the part of the Rights Agent for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement including the costs and expenses of defending against any claim of liability, which right to indemnification will survive the termination of this Agreement or the resignation or removal of the Rights Agent.

(b)	The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for Common Shares or any Rights Certificate or certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper Person or Persons.

(c)	The Company shall inform the Rights Agent in a reasonably timely manner of events which may materially affect the administration of this Agreement or the Rights Agent and will, upon written request of the Rights Agent, provide the Rights Agent with an incumbency certificate with respect to the then current officers of the Company.
4.2 Merger or Amalgamation or Change of Name of Rights Agent
(a)	Any company into which the Rights Agent or any successor Rights Agent may be merged or amalgamated or with which it may be consolidated, or any company resulting from any merger, amalgamation, statutory arrangement or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any company succeeding to the shareholder or stockholder services business of the Rights Agent or any successor Rights

Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such company would be eligible for appointment as a successor Rights Agent under the provisions of Section 4.4 hereof. In case at the time such successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any such successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver such Rights Certificates so countersigned; and in case at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign such Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent; and in all such cases such Rights Certificates will have the full force provided in the Rights Certificates and in this Agreement.

(b)	In case at any time the name of the Rights Agent is changed and at such time any of the Rights Certificates shall have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned; and in case at that time any of the Right Certificates shall not have been countersigned, the Rights Agent may countersign such Rights Certificates either in its prior name or in its changed name and in all such cases such Right Certificates shall have the full force provided in the Rights Certificates and in this Agreement.
4.3 Duties of Rights Agent
          The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, all of which the Company and the holders of certificates for Common Shares and holders of Rights Certificates, by their acceptance thereof, shall be bound:
(a)	the Rights Agent at the Corporation’s expense may retain and consult with legal counsel (who may be legal counsel for the Company) and the opinion of such counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with such opinion and the Rights Agent at the Corporation’s expense may also consult with such other experts as the Rights Agent shall consider necessary or appropriate to properly carry out the duties and obligations imposed under this Agreement and the Rights Agent shall be entitled to act and rely in good faith on the advice of any such expert;

(b)	whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by a Person believed by the Rights Agent to be the Chairman of the Board, President or Vice President, Treasurer, Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate will be full authorization to the Rights Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate;

(c)	the Rights Agent will be liable hereunder only for its own negligence, bad faith or wilful misconduct;

(d)	the Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for Common Shares or the Rights Certificates (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and will be deemed to have been made by the Company only;

(e)	the Rights Agent will not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due authorization, execution and delivery hereof by the Rights Agent) or in respect of the validity or execution of any Common Share certificate or Rights Certificate (except its countersignature thereof); nor will it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Subsection 3.1(b)) or any adjustment required under the provisions of Section 2.3 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.3 describing any such adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization of any Common Shares to be issued pursuant to this Agreement or any Rights or as to whether any Common Shares will, when issued, be duly and validly authorized and issued as fully paid and non-assessable;

(f)	the Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement;

(g)	the Rights Agent is hereby authorized and directed to accept instructions in writing with respect to the performance of its duties hereunder from any Person believed by the Rights Agent to be the Chairman of the Board, President or Vice President, Treasurer, Secretary or any Assistant Secretary of the Company and to apply to such Persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken, omitted or suffered by it in good faith in accordance with instructions of any such Person;

(h)	the Rights Agent and any shareholder or stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Shares, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other legal entity; and

(i)	the Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

4.4 Change of Rights Agent
          The Rights Agent may resign and be discharged from its duties under this Agreement upon 60 days notice (or such lesser notice as is acceptable to the Company) in writing mailed to the Company and to each transfer agent of Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9, all of which shall be at the Company’s expense. The Company may remove the Rights Agent upon 60 days notice in writing, mailed to the Rights Agent and to each transfer agent of the Common Shares by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9, all of which shall be at the Company’s expense. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make such appointment within a period of 60 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with such notice, submit such holder’s Rights Certificate for inspection by the Company), the holder or the resigning Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent at the Company’s expense. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a company incorporated under the laws of Canada or a province thereof authorized to carry on business. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall, upon payment in full of any outstanding amounts owing by the Company to the Rights Agent under this Agreement, deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company will file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares, and mail a notice thereof in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.
ARTICLE 5 — MISCELLANEOUS
5.1 Redemption and Waiver
(a)	The Board of Directors, acting in good faith, may at any time prior to the occurrence of a Flip-In Event elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.00001 per Right (appropriately adjusted in a manner analogous to the applicable adjustment provided for in Section 2.3 in the event that an event of the type analogous to any of the events described in Section 2.3 hereof shall have occurred (such redemption price being herein referred to as the “Redemption Price”)).

(b)	The Board of Directors, acting in good faith, may determine, at any time prior to the occurrence of a Flip-In Event, to waive the application of Section 3.1 to such Flip-In Event if such Flip-In Event would occur by reason of an acquisition of Common Shares otherwise than pursuant to a Take-over Bid made by means of a take-over bid circular to all holders of record of Common Shares.

(c)	The Board of Directors, acting in good faith, may determine, at any time prior to the occurrence of a Flip-In Event, to waive the application of Section 3.1 to such Flip-In Event if such Flip-In Event would occur by reason of a Take-over Bid made by means of a take-over bid circular sent to all holders of record of Common Shares; provided that if the Board of Directors waive the application of Section 3.1 to such a Flip-In Event, it shall be deemed to have waived the application of Section 3.1 to any other Flip-In Event occurring by reason of any Take-over Bid made by means of a take-over bid circular to all holders of record of Common Shares which is made prior to the expiry of any Takeover Bid in respect of which the application of Section 3.1 is, or is deemed to have been, waived under this Subsection 5.1(c).

(d)	The Board of Directors may, prior to the close of business on the tenth day following the Common Share Acquisition Time, waive the application of Section 3.1 to any particular Flip-In Event, provided that the Board of Directors have determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intent or knowledge that he would become an Acquiring Person, provided that in the event of such waiver for the purposes of this Agreement, such particular Flip-In Event shall be deemed never to have occurred and the Separation Time shall be deemed not to have occurred as a result of such Person having inadvertently become an Acquiring Person. Any such waiver pursuant to this Subsection 5.1(d) must be on the condition that such Person, within 14 days after the foregoing determination by the Board of Directors or such earlier or later date as the Board of Directors may determine (the “Disposition Date”), will reduce its Beneficial Ownership of Common Shares such that the Person is no longer an Acquiring Person. If the Person remains an Acquiring Person at the close of business on the Disposition Date the Disposition Date shall be deemed to be the date of occurrence of a further Common Share Acquisition Date and Section 3.1 shall apply thereto.

(e)	The Company shall give prompt written notice to the Rights Agent of any waiver of the application of Section 3.1 made by the Board of Directors under this Section 5.1.

(f)	The Board of Directors shall, without further formality, be deemed to have elected to redeem the Rights at the Redemption Price on the date that a Person who has made a Permitted Bid, a Competing Permitted Bid or a Take-over Bid or, in the case of Subsection 5.1(b), who has entered into an agreement for the acquisition of the Common Shares, in respect of which the Board of Directors has waived or is deemed to have waived, pursuant to Subsection 5.1(b) or 5.1(c), the application of Section 3.1, takes up and pays for Common Shares pursuant to the terms and conditions of the Permitted Bid, Competing Permitted Bid or the Take-over Bid, as the case may be, or, in the case of Subsection 5.1(b), acquires the Common Shares pursuant to the terms and conditions of such acquisition.

(g)	Where a Take-over Bid that is not a Permitted Bid or a Competing Permitted Bid is withdrawn or otherwise terminated after the Separation Time has occurred and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price. In such event, all the provisions of this Agreement shall continue to apply as if the Separation Time had not occurred and as if Rights Certificates representing the number of Rights held by each holder of record of Common Shares as of the Separation Time had not been mailed to each such holder and for all purposes of this Agreement the Separation Time shall be deemed not to have occurred.

(h)	If the Board of Directors elects or is deemed to have elected to redeem the Rights, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights will be to receive the Redemption Price.

(i)	Within 10 days after the Board of Directors elects or is deemed to elect to redeem the Rights in accordance with the terms hereof, the Company shall give notice of redemption to the holders of the then outstanding Rights by mailing such notice to all such holders at their last address as they appear upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the transfer agent for the Common Shares. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made. The Company may not redeem, acquire or purchase for value any Rights at any time in any manner other than that specifically set forth in this Section 5.1, or other than in connection with the purchase of Common Shares prior to the Separation Time. If the Redemption Price payable to any holder of Rights includes a fraction of a cent, such Redemption Price shall be rounded to the nearest cent.
5.2 Expiration
          No Person shall have any rights whatsoever pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsections 4.1(a) and (b).
5.3 Issuance of New Rights Certificates
          Notwithstanding any of the provisions of this Agreement or of the Rights to the contrary, the Company may, at its option, issue new Rights Certificates evidencing Rights in such form as may be approved by the Board of Directors to reflect any adjustment or change in the number or kind or class of securities purchasable upon exercise of Rights made in accordance with the provisions of this Agreement.
5.4 Supplements and Amendments
          Prior to the occurrence of a Flip-in Event, the Company may, at any time, amend, vary or rescind any of the provisions of this Agreement and the Rights (whether or not such action would materially adversely affect the interests of the holders of Rights generally). Any such amendment shall be effective from the date of the resolution of the Board of Directors adopting such amendment, or such earlier or later date as the Board of Directors may otherwise determine. The implementation of any such supplement or amendment will be subject to the receipt of any necessary regulatory approval including that of the Toronto Stock Exchange. Notwithstanding anything in this Section 5.4 to the contrary, no such supplement or amendment shall be made to the provisions of Article 4 except with the written concurrence of the Rights Agent to such supplement or amendment.
5.5 Fractional Rights and Fractional Common Shares
(a)	The Company shall not be required to issue fractions of Rights or to distribute Rights Certificates which evidence fractional Rights and no amount shall be paid to the registered holders of the Rights Certificates with regard to which such fractional Rights would otherwise be issuable.

(b)	The Company shall not be required to issue fractions of Common Shares upon exercise of the Rights or to distribute certificates which evidence fractional Common Shares. In lieu of issuing fractional Common Shares, the Company shall, subject to the provisions of the constating documents of the Company, pay to the registered holders of Rights Certificates, at the time such Rights are exercised as herein provided, an amount in cash equal to the fraction of the Market Price of one Common Share that the fraction of a Common Share that would otherwise be issuable upon the exercise of such Right is of one whole Common Share at the date of such exercise.
5.6 Rights of Action
          Subject to the terms of this Agreement, all rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective registered holders of the Rights. Any registered holder of any Rights, without the consent of the Rights Agent or of the registered holder of any other Rights, may, on such holder’s own behalf and for such holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce such holder’s right to exercise such holder’s Rights or Rights to which such holder is entitled, in the manner provided in such holder’s Rights and in this Agreement. Without limiting the foregoing or any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.
5.7 Regulatory Approvals
          Any obligation of the Company or action or event contemplated by this Agreement shall be subject to the receipt of any requisite approval or consent from any governmental or regulatory authority having jurisdiction over the Company, including without limitation any requisite approval of stock exchanges on which the Common Shares are listed for trading.
5.8 Notice of Proposed Actions
          In case the Company shall propose after the Separation Time and prior to the Expiration Time:
(a)	to waive the application of Section 3.1 to a particular Flip-In Event; or

(b)	to effect the liquidation, dissolution or winding up of the Company or the sale of all or substantially all of the Company’s assets, then, in each such case, the Company shall give to each holder of a Right, in accordance with Section 5.9, a notice of such proposed action, which shall specify the date on which such adjustment to the Rights occurred or liquidation, dissolution, or winding up is to take place, and such notice shall be so given within 10 Business Days after the occurrence of an adjustment to the Rights and not less than 10 Business Days prior to the date of taking of such proposed action by the Company.

5.9 Notices
          Notices or demands authorized or required by this Agreement to be given or made by the Rights Agent or by the holder of any Rights to or on the Company shall be sufficiently given or made if delivered or sent by registered or certified mail, postage prepaid, or sent by facsimile or by other similar means of recorded electronic communication, charges prepaid and confirmed in writing, addressed (until another address is filed in writing with the Rights Agent) as follows:
Cott Corporation
207 Queen’s Quay West
Suite 340
Toronto, Ontario M5J 1A7
Telecopier: (416) 203-6207
Attention: Corporate Secretary
          Any notices or demands authorized or required by this Agreement to be given or made by the Company or by the holder of any Rights to or on the Rights Agent shall be sufficiently given or made if delivered or sent by registered or certified mail, postage prepaid, or sent by facsimile or by other similar means of recorded electronic communication, charges prepaid and confirmed in writing, addressed (until another address is filed in writing with the Company) as follows:
Computershare Investor Services Inc.
Suite 700
1500 University Street
Montreal, Quebec H3A 3S8
Telecopier: (514) 982-7580
Attention: Manager, Client Services
          Notices or demands authorized or required by this Agreement to be given or made by the Company or the Rights Agent to or on the holder of any Rights shall be sufficiently given or made if delivered or sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as it appears upon the registry books of the Rights Agent or, prior to the Separation Time, on the registry books of the Company for its Common Shares. Any notice which is mailed or sent in the manner herein provided shall be deemed given, whether or not the holder receives the notice.
          Any notice given or made in accordance with this Section 5.9 shall be deemed to have been given and to have been received on the day of delivery, if so delivered, on the third Business Day (excluding each day during which there exists any general interruption of postal service due to strike, lockout or other cause) following the mailing thereof, if so mailed, and on the day of telegraphing, telecopying or sending of the same by other means of recorded electronic communication (provided such sending is during the normal business hours of the addressee on a Business Day and if not, on the first Business Day thereafter). Each of the Company and the Rights Agent may from time to time change its address for notice to the other given in the manner aforesaid.
5.10 Declaration as to Non-Canadian Holders
          If, in the opinion of the Board of Directors (who may rely upon the advice of counsel), any action or event contemplated by this Agreement would require compliance by the Company with the securities laws or comparable legislation of a jurisdiction outside of Canada, the Board of Directors, acting in good faith, shall take such actions as they may deem appropriate to ensure that such compliance is not required, including, without limitation, establishing procedures for the issuance to an appropriate

Canadian resident acting as a resident agent (a “Resident Agent” ) of Rights or securities issuable on exercise of Rights, the holding thereof in trust for the Person entitled thereto (but reserving such rights unto the Resident Agent or to the Resident Agent and the Company, as the Company may determine in its absolute discretion with respect thereto) and the sale thereof and remittance of the proceeds of such sale, if any, to the Persons entitled thereto. In no event shall the Company or the Rights Agent be required to issue or deliver Rights or securities issuable on exercise of Rights to Persons who are citizens, residents or nationals of any jurisdiction other than Canada, in which such issue or delivery would be unlawful without registration of the relevant Persons or securities for such purposes.
5.11 Costs of Enforcement
          The Company agrees that if the Company fails to fulfil any of its obligations pursuant to this Agreement, then the Company will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by such holder to enforce his rights pursuant thereto in any action, suit or proceeding in which a court of competent jurisdiction in a final non-appealable judgment has rendered judgment in favour of the holder.
5.12 Successors
          All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and enure to the benefit of their respective successors and assigns hereunder.
5.13 Benefits of this Agreement
          Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the holders of the Rights.
5.14 Governing Law
          This Agreement and each Right issued hereunder shall be deemed to be a contract made under the laws of the Province of Ontario and for all purposes shall be governed by and construed in accordance with the laws of such province applicable to contracts to be made and performed entirely within such Province.
5.15 Severability
          If any section, clause, term or provision hereof or the application thereof to any circumstance or any right hereunder shall, in any jurisdiction and to any extent, be invalid or unenforceable such section, clause, term or provision or such right shall be ineffective only as to such jurisdiction and to the extent of such invalidity or unenforceability in such jurisdiction without invalidating or rendering unenforceable or ineffective the remaining sections, clauses, terms and provisions hereof or rights hereunder in such jurisdiction or the application of such section, clause, term or provision or rights hereunder in any other jurisdiction or to circumstances other than those as to which it is specifically held invalid or unenforceable.

5.16 Effective Date and Expiration Time
          This Agreement is effective and in full force and effect in accordance with its terms from and after the Effective Date. This Agreement and all outstanding Rights shall terminate and be void and of no further force and effect from and after the close of business on the date that is the earlier of:
(a)	the Termination Time; and

(b)	October 24, 2007.
(the “Expiration Time”)
          No Person shall have any rights pursuant to this Agreement or in respect of any Right after the Expiration Time, except the Rights Agent as specified in Subsection 4.1(a).
5.17 Determination and Actions by the Board of Directors
          All actions, calculations, interpretations and determinations (including all omissions with respect to the foregoing) which are done or made by the Board of Directors, acting in good faith for the purposes hereof, (x) may be relied on by the Rights Agent, and (y) shall not subject the Board of Directors to any liability to the holders of the Rights or to any other parties.
5.18 Time of the Essence
          Time shall be of the essence in this Agreement.
5.19 Execution In Counterparts
          This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COTT CORPORATION
By:	/s/ Frank E. Weise
c/s
Frank E. Weise, Chairman

By:	/s/ Brent Willis
Brent Willis, CEO

COMPUTERSHARE INVESTOR SERVICES INC.
By:	/s/ Joseph Chirico
c/s

By:	/s/ Christine Lawton

Exhibit A
COTT CORPORATION
SHAREOWNER RIGHTS PLAN AGREEMENT
(Form of Rights Certificate)

Certificate No.	Rights
THE RIGHTS ARE SUBJECT TO TERMINATION ON THE TERMS SET FORTH IN THE SHAREOWNER RIGHTS PLAN AGREEMENT. UNDER CERTAIN CIRCUMSTANCES (SPECIFIED IN SUBSECTION 3.1(b) OF THE SHAREOWNER RIGHTS PLAN AGREEMENT), RIGHTS BENEFICIALLY OWNED BY AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES OR TRANSFEREES OF AN ACQUIRING PERSON OR CERTAIN RELATED PARTIES MAY BECOME VOID.
Rights Certificate
This certifies that                                                              or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms, provisions and conditions of the Shareowner Rights Plan Agreement dated as of April 25, 2007, as the same may be amended or supplemented from time to time (the “Rights Agreement”) between Cott Corporation (the “Company”), a company incorporated under the laws of Canada and Computershare Investor Services Inc., a corporation incorporated under the laws of Canada (the “Rights Agent”) (which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Separation Time (as such term is defined in the Rights Agreement) and prior to the Expiration Time (as such term is defined in the Rights Agreement), one fully paid Common Share of the Company (a “Common Share”) at the Exercise Price referred to below, upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise (in the form provided hereinafter) duly executed and submitted to the Rights Agent at its principal office in the City of Toronto. The Exercise Price shall be $100.00 per Right and shall be subject to adjustment in certain events as provided in the Rights Agreement.
This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Rights Agent, the Company and the holders of the Rights Certificates. Copies of the Rights Agreement are on file at the registered office of the Company.
This Rights Certificate, with or without other Rights Certificates, upon surrender at any of the offices of the Rights Agent designated for such purpose, may be exchanged for another Rights Certificate or Rights Certificates of like tenor and date evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the Rights Certificate or Rights Certificates surrendered. If this Rights Certificate shall be exercised in part, the registered holder shall be entitled to receive, upon surrender hereof, another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Rights Certificate may be redeemed by the Company at a redemption price of $0.00001 per Right, subject to adjustment in certain events, under certain circumstances at its option.
No fractional Common Share will be issued upon the exercise of any Rights evidenced hereby but in lieu thereof a cash payment may be made, as provided in the Rights Agreement.
No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Shares or of any other securities which may at any time be issuable upon the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the Rights of a shareowner of the Company or any right to vote for the election of directors or upon any matter submitted to shareowners at any meeting thereof, or to give or withhold consent to any action, or to receive notice of meetings or other actions affecting shareowners (except as provided in the Rights Agreement) or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate shall have been exercised as provided in the Rights Agreement.
This Rights Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.
WITNESS the facsimile signature of two of the proper officers of Cott Corporation

Date:

COTT CORPORATION
By:

By:

Countersigned: COMPUTERSHARE INVESTOR SERVICES INC.
By:
Authorized Signature

By:
Authorized Signature

FORM OF ASSIGNMENT
(To be executed by the registered holder if such holder desires to transfer the Rights Certificates.)
     FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

(Please print name and address of transferee)
this Rights Certificate, together with all right, title and interest therein.

Dated:

Signature Guaranteed:	Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)

Signature must be guaranteed by a recognized Canadian stock exchange in Canada, a registered national securities exchange in the United States, a member of the Transfer Association Medallion (STAMP) Program or a commercial bank or trust company having an office or correspondent in Canada or the United States.
(To be completed if true)
The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing (as defined in the Rights Agreement).

Dated:
Signature

[To be attached to each Rights Certificate]
FORM OF ELECTION TO EXERCISE
TO: COTT CORPORATION
AND TO: COMPUTERSHARE INVESTOR SERVICES INC.
The undersigned hereby irrevocably elects to exercise                                          whole Rights represented by the attached Rights Certificate to purchase the Common Shares or other securities, if applicable, issuable upon the exercise of such Rights and requests that certificates for such securities be issued in the name of:

(Name)

(Address)

(Social Insurance, Social Security or Other Taxpayer Identification Number)
If such number of Rights shall not be all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of such Rights shall be registered in the name of and delivered to:

(Name)

(Address)

(Social Insurance, Social Security or Other Taxpayer Identification Number)

Dated:

Signature (Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change whatsoever.)
(To be completed if true)

The undersigned hereby represents, for the benefit of all holders of Rights and Common Shares, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or an Affiliate or Associate thereof or by any Person acting jointly or in concert with any of the foregoing (as defined in the Rights Agreement).

Dated:
Signature

NOTICE
In the event the certification set forth above in the Forms of Assignment and Election to Exercise is not completed, the Company may deem the Beneficial Owner of the Rights evidenced by this Rights Certificate to be an Acquiring Person or an Affiliate or Associate thereof or a Person acting jointly or in concert with any of the foregoing (as defined in the Rights Agreement). No Rights Certificates shall be issued in exchange for a Rights Certificate owned or deemed to have been owned by an Acquiring Person or an Affiliate or Associate thereof.